Exhibit 8.1

Hunton Andrews Kurth LLP File No: 88502.8

October 23, 2023

Postal Realty Trust, Inc.

75 Columbia Avenue

Cedarhurst, NY 11516

Postal Realty Trust, Inc.

Qualification as a

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Postal Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3, filed with the Securities and Exchange Commission on October 23, 2023, as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale, from time to time, of Class A common shares of beneficial interest, par value $0.01 per share, of the Company (“Common Shares”), preferred shares of beneficial interest, par value $0.01 per share, of the Company (“Preferred Shares”), warrants entitling the holders to purchase Common Shares or Preferred Shares, and units comprising one or more of the preceding securities of the Company as set forth in the Registration Statement. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.	the Company’s Articles of Amendment and Restatement, as filed on May 16, 2019 with the Department of Assessments and Taxation of the State of Maryland;

3.	the Amended and Restated Agreement of Limited Partnership of the Postal Realty LP, dated as of May 16, 2019;

4.	the earnings and profits report obtained by the Company from Shanholt Glassman Klein Kramer & Co. (the “E&P Report”); and

5.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

ATLANTA  AUSTIN  BANGKOK  BEIJING  BOSTON  BRUSSELS  CHARLOTTE  DALLAS  DUBAI  HOUSTON  LONDON

LOS ANGELES  MIAMI  NEW YORK  RICHMOND  SAN FRANCISCO  TOKYO  TYSONS  WASHINGTON, DC

www.HuntonAK.com

Postal Realty Trust, Inc.

October 23, 2023

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	during its taxable year ending December 31, 2023, and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.	the Company will not make any amendments to its organizational documents after the date of this opinion that would adversely affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations contained in the Officer’s Certificate, the conclusions in the E&P Report, and the factual matters discussed in the Prospectus. We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificate.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the factual matters discussed in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) for its short taxable year ended December 31, 2019, through its taxable year ended December 31, 2022, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2023, and thereafter; and

(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

Postal Realty Trust, Inc.

October 23, 2023

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. In addition, the opinions set forth above do not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain REIT qualification. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificate. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed.

The foregoing opinions are based on current provisions of the Code, the Treasury regulations thereunder (the “Regulations”), published administrative interpretations of any of the foregoing, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Postal Realty Trust, Inc.

October 23, 2023

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton Andrews Kurth LLP